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                                                                    EXHIBIT 99.1


CONTACT:  Michael S. Pinkert
             President and Chief Executive Officer
             703-749-4610

             MENTAL HEALTH MANAGEMENT ANNOUNCES SHAREHOLDER APPROVAL FOR SALE OF HOSPITALS; NAME CHANGE; AND SECOND QUARTER RESULTS

     MCLEAN, VA, - Shareholders of Mental Health Management, Inc. (AMEX: MHM), voted on May 13, 1996 to approve the sale of five of the Company's freestanding behavioral health facilities. Shareholder approval for this sale allows the company to continue its transition to the on-site delivery of healthcare services to residents of extended care facilities through the management of non-physician professional practices. Shareholders also approved a change of the Company's name to MHM Services, Inc. to reflect this transition. The Company expects the name change to become effective within the next several days upon a filing with the State of Delaware.

     The agreement to sell the five facilities, located in California, Arizona, New Mexico and Ohio, was executed in January 1996 and amended in April 1996. The facilities will be sold for approximately $10 million in cash and assumed liabilities.

     Michael S. Pinkert, President and Chief Executive Officer of MHM, noted that "The Company intends to use a significant portion of the proceeds from the sale of its freestanding facilities to expand its practice management activities. A closing on the sale has been scheduled for May 31, 1996 pending satisfaction of certain conditions."

     In the last year, MHM began its expansion in the field of practice management. The Company purchased a network of mental health outpatient clinics serving over 1,200 patients with 60 professionals in Boston, and a large psychological practice group serving assisted living centers in California. For the past two years, MHM has operated under a


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contract with the State of Georgia to provide mental health and mental retardation rehabilitation services to Medicaid-eligible nursing facility residents.

     In addition, the Company reported its results for the quarter and six months ended March 31, 1996. Net revenues for the second quarter of fiscal 1996 increased 11% to $11,321,000 from $10,390,000 in the comparable 1995 quarter. The net loss for the second quarter of fiscal 1996 was $6,208,000 or $1.88 per share on 3,310,000 weighted average shares outstanding. This compares with a net loss of $149,000 or $.04 per share on comparable weighted average shares outstanding for the same quarter of fiscal 1995. For the six months ended March 31, 1996, net revenues increased to $22,502,000 from $20,331,000 in the prior year period. The net loss was $7,497,000 or $2.27 per share on 3,310,000 weighted average shares outstanding, as compared to a net loss of $365,000 or $.11 per share on comparable weighted average shares outstanding. The net loss in the current year includes an estimated loss on the sale of the freestanding facilities of approximately $4.4 million. The prior year included significant non-recurring pre-tax income of approximately $4.4 million related to the sale of the Company's interest in a joint venture.

     Commenting on the results, President and CEO Michael S. Pinkert said, "Our results for the second quarter reflect the anticipated completion of the sale of five of our freestanding facilities. The major portion of our losses were attributable to one-time charges of approximately $4.4 million associated with write-offs of goodwill related to the facilities, the loss on the sale of certain property, plant and equipment, transaction expenses, severance costs and other expenses. With the sale of our facilities nearly completed, we


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can now focus on building the Company into a national practice management leader for non-physician professionals serving extended care facilities."

                                      ****

     Mental Health Management, based in McLean, Virginia, provides a sub-acute medical specialty and behavioral health services via practice management of non-physician medical specialties. The Company serves over 800 extended care facilities, nursing homes, assisted living centers, other adult community living institutions and schools in 12 states and is a leader in the privatization of programs of care to underserved populations and beneficiaries of public funds. Services provided include behavioral healthcare, podiatry, optometry and dentistry.

     This release includes forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this release, including risks associated with industry consolidation and acquisitions, the need to manage growth, the possible need to use the net cash proceeds from the sale of freestanding facilities for the retirement of certain indebtedness, competition and satisfaction of certain conditions to completion of the sale of the freestanding facilities. For additional information, please refer to the Company's filings with the Securities and Exchange Commission.

                                 Table to Follow

                                       ###


                                     99.1-3
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                         MENTAL HEALTH MANAGEMENT, INC.
                         CONSOLIDATED OPERATING RESULTS
                      (In thousands except per share date)


                                Three Months Ended     Six Months Ended
                                March 31,  March 31,  March 31,  March 31,
                                  1996       1995       1996       1995

Net Revenues                    $ 11,321    $10,380   $ 22,502   $20,331
Costs and Expenses                13,177     11,839     25,822    22,517
Equity in earnings of
joint venture                         --       (382)        --      (835)
Gain on sale of
investment in joint
venture                               --     (3,529)        --    (3,529)
Loss on sale of
facilities                         4,352         --      4,352        --
Income (loss) before
income taxes                      (6,208)     2,462     (7,672)    2,178
Income tax expense
(benefit)                                     2,611       (175)    2,543
Net Loss                        $ (6,208)   $  (149)  $ (7,497)  $  (365)
Earnings (loss) per
share                           $  (1.88)  $ (0.04) $  (2.27)  $ (0.11)
Weighted Average
Shares Outstanding                 3,310      3,310      3,310     3,310





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